EXHIBIT 99.1

EDITORIAL CONTACT:

KURT MUMMA

(650) 930-5210

kmumma@marimba.com

INVESTOR CONTACT:

Andrew Chmyz

(650) 930-5282

InvestorRelations@marimba.com

MARIMBA ANNOUNCES THIRD-QUARTER 2003 FINANCIAL RESULTS

License Revenue Up 26% Year Over Year; EPS of $0.03; Cash and Securities Up $1.0 Million

MOUNTAIN VIEW, Calif.,—Oct. 28, 2003—Marimba, Inc. (Nasdaq: MRBA) today announced its financial results for the third quarter ended September 30, 2003.

Third quarter 2003 revenues were $9.8 million, compared with $10.2 million for the second quarter of 2003 and up 14% from $8.6 million for the third quarter of 2002. Net income for the third quarter of 2003 was $723,000 or a profit per diluted share of 3 cents. This compares with net income of $704,000, or 3 cents per diluted share, sequentially and a net loss of $1.8 million, or 7 cents per diluted share, during the third quarter of 2002. At September 30, 2003, the company’s cash and total investments were $52.2 million, up $1.0 million from the prior quarter.

“We’re pleased with Marimba’s continued profitability, and during 2003 we’ve grown our year over year revenue while carefully managing expenses,” said Rich Wyckoff, president and CEO of Marimba. “With the recent announcement of Marimba Six, coupled with our financial performance over the past year, we feel we are in a strong position to exploit current market trends and grow our business.”

Highlights for the third quarter included:

•	New customer wins across multiple industry segments, including Experian, First Republic Bank, Freightliner, Nova Information Systems, PNC Bank, and Radian Guaranty Inc.

•	Repeat customer wins, including AdvancePCS, Duke Energy, HCA Inc., Maersk, Medtronic, Neiman Marcus, Starbucks Corporation, and UPS.

•	Sales to multiple entities in the public sector, including the Office of the Secretary of Defense and two U.S. intelligence agencies.

•	Announced availability of Marimba’s Patch Management Solution, which automates the identification and deployment of security patches and hot-fixes across desktops, laptops, and servers.

Marimba has scheduled a conference call for today at 2:00pm PT (5:00pm ET) to discuss its financial results for the third quarter 2003. Anyone wishing to participate may do so by calling 719-457-2637 approximately 10 minutes prior to the start of the call.

This conference call will be Webcast live, and the Webcast will be available via the Investor page of Marimba’s Website at http://www.marimba.com/investor/conference_call.html for 3 weeks and on an archived basis for up to 11 months thereafter. In addition, a telephone replay of the conference call will be available for 3 weeks at 719-457-0820, passcode 585319.

About Marimba

Marimba, Inc. is headquartered in Mountain View, Calif. Marimba’s Client Management, Server Management, and Embedded Management product families allow Global 2000 companies to better manage their IT resources, increase operational efficiency and reduce IT costs. Additional information is available at www.marimba.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by these sections. These forward-looking statements include statements regarding profitability, market position to exploit current market trends and grow the business, sales to new and repeat customers, contribution from the government sector, product development, and product offerings. The results expected by the forward-looking statements in this announcement are subject to a number of risks and uncertainties, including: the ability of Marimba to effectively manage its costs and expenses at expected levels against uncertain revenue expectations, unanticipated costs and expenses that Marimba may need to incur, the potential for a decrease in net revenue which may be caused by reliance on a few large transactions for a significant portion of revenues in any period, delays in the timing of sales and the delivery of products or services, fluctuations in customer and market demand, market acceptance of new or enhanced product offerings, competition from other vendors, the rapid pace of technological change and other development, marketing, sales and operational challenges faced by Marimba that could limit the ability of Marimba to make its new products generally available on schedule, and general economic, technological and market conditions. Actual results may differ materially from the results anticipated by these forward-looking statements due to the factors listed above and other factors. The matters discussed in this announcement also involve risks and uncertainties described from time to time in Marimba’s filings with the Securities and Exchange Commission (SEC). In particular, see the Risk Factors described in Marimba’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each as submitted to the SEC and as may be updated or amended with future filings or submissions. Marimba undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained in this announcement that may reflect events or circumstances occurring after the date of this announcement.

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Marimba is a registered trademark of Marimba, Inc. in the U.S. and certain other countries. Other trademarks and product, company or service names included herein are the property of their respective owners.

Financial Statements Attached

MARIMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
License	$5,284	$4,202	$17,834	$13,220
Service	4,507	4,370	12,317	12,451

Total revenues	9,791	8,572	30,151	25,671
Cost of revenues:
License	129	270	422	2,496
Service	1,385	1,566	4,254	4,429

Total cost of revenues	1,514	1,836	4,676	6,925

Gross profit	8,277	6,736	25,475	18,746
Operating expenses:
Research and development	2,094	1,834	6,169	5,934
Sales and marketing	4,573	5,774	14,790	19,225
General and administrative	1,090	1,189	3,349	4,629
Restructuring costs	—	200	—	200
Amortization of deferred compensation	—	(56)	111	1,004

Total operating expenses	7,757	8,941	24,419	30,992

Income (loss) from operations	520	(2,205)	1,056	(12,246)
Interest income and other income, net	221	386	827	1,209

Income (loss) before income taxes	741	(1,819)	1,883	(11,037)
Provision for income taxes	18	5	113	18

Net income (loss)	$723	$(1,824)	$1,770	$(11,055)

Basic and diluted net income (loss) per share	$0.03	$(0.07)	$0.07	$(0.45)

Shares used in per share calculation – basic	25,709	24,667	25,548	24,418

Shares used in per share calculation – diluted	26,910	24,667	26,749	24,418

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Cash and available-for-sale securities	$52,197	$50,264
Accounts receivable, net	6,874	6,546
Property and equipment, net	1,745	2,333
Other assets	2,918	3,226

	$63,734	$62,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$4,162	$4,675
Deferred revenue	9,156	8,966

Total liabilities	13,318	13,641
Stockholders’ equity	50,416	48,728

	$63,734	$62,369